Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aadi Bioscience, Inc.

Pacific Palisades, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-220057, 333-224189, 333-229089, 333-230114 and 333-237210) and Form S-3 (Nos. 333-223113, 333-217320, 333-229087 and 333-255129) of Aadi Bioscience, Inc. (formerly known as Aerpio Pharmaceuticals, Inc.) of our report dated June 21, 2021, relating to the financial statements of Aadi Bioscience, Inc. (the “Company”) appearing in this Form 8-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, California

September 24, 2021